UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

SOURCE INTERLINK COMPANIES, INC.

(Exact name of registrant as specified in this charter)

Delaware	001-13437	20-2428299
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

27500 Riverview Center Blvd., Suite 400, Bonita Springs, FL 34134
(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, including area code: (239) 949-4450

Not applicable
(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report amends the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by Source Interlink Companies, Inc. (“Source”) on August 7, 2007.

Item 2.01—Completion of Acquisition or Disposition of Assets.

On August 7, 2007, Source filed a Current Report on Form 8-K (Date of Report: August 1, 2007) with the SEC to report its acquisition of PRIMEDIA Enthusiast Media Inc. (“Enthusiast Media”). In such Current Report on Form 8-K, Source indicated that it would file the historical and pro forma financial information required under Item 9.01 with respect to such acquisition no later than 71 days after the date that such Current Report on Form 8-K was required to be filed. Accordingly, this amendment is filed to provide the required financial information.

Item 9.01 — Financial Statements and Exhibits.

(a)           Financial Statement of Business Acquired

Audited Financial Statements of Enthusiast Media as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004;

Notes to Audited Financial Statements

Unaudited Quarterly Financial Statements of Enthusiast Media as of March 31, 2007 and for the three month periods ended March 31, 2007 and 2006;

Notes to Unaudited Quarterly Financial Statements

(b)           Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Balance Sheet as of April 30, 2007;

Notes to Unaudited Pro Forma Balance Sheet

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended January 31, 2007;

Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended April 30, 2007;

Notes to Unaudited Pro Forma Statements of Operations

(d)           Exhibits

10.75       (i)            Consent of Deloitte & Touche LLP

Table of Contents to Combined Financial Statements

PRIMEDIA Enthusiast Media
Independent Auditors’ Report
Statements of Combined Income for the Years Ended December 31, 2006, 2005 and 2004
Combined Balance Sheets as of December 31, 2006 and 2005
Statements of Combined Cash Flows for the Years Ended December 31, 2006, 2005 and 2004

PRIMEDIA Enthusiast Media
Condensed Statements of Combined Operations for the Three Months Ended March 31, 2007 and 2006 (Unaudited)
Condensed Combined Balance Sheets as of March 31, 2007 and December 31, 2006 (Unaudited)
Condensed Statements of Combined Cash Flows for the Three Months Ended March 31, 2007 and 2006 (Unaudited)
Notes to Condensed Combined Financial Statements (Unaudited)

PRIMEDIA Enthusiast Media

Combined Financial Statements
As of December 31, 2006 and 2005 and
for the Years Ended December 31, 2006, 2005 and 2004

Independent Auditors’ Report

To the Board of Directors of
PRIMEDIA Inc.
New York, New York

We have audited the accompanying combined balance sheets of PRIMEDIA Enthusiast Media (the “Company”), consisting of certain indirect wholly-owned subsidiaries of PRIMEDIA Inc., as of December 31, 2006 and 2005, and the related statements of combined income and combined cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of PRIMEDIA Enthusiast Media as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the combined financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective January 1, 2006.

As discussed in Note 1, the accompanying combined financial statements have been prepared from the separate records maintained by PRIMEDIA Enthusiast Media and may not necessarily be indicative of the conditions that would have existed or results of operations if the Company had been operated as an independent entity. Portions of certain expenses represent allocations made from corporate level items applicable to PRIMEDIA Inc. as a whole.

/s/ DELOITTE & TOUCHE LLP

May 3, 2007

(May 14, 2007 as to the effects of the
sale of the Company discussed in Note 18)

PRIMEDIA ENTHUSIAST MEDIA

Statements of Combined Income

(dollars in thousands)

	Years Ended December 31,
	2006	2005	2004
Revenues, net:
Advertising	$292,629	$296,785	$303,406
Circulation	163,722	163,022	176,394
Other	68,439	44,126	37,413

Total revenues, net	524,790	503,933	517,213

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	149,182	132,239	130,025
Marketing and selling	67,049	69,330	76,729
Distribution, circulation and fulfillment	81,648	78,024	79,120
Editorial	50,144	50,392	49,947
Other general expenses (including non-cash compensation of $239, $424 and $585 for 2006, 2005 and 2004, respectively)	79,256	74,214	72,047
Corporate management fees	19,123	17,708	19,530
Depreciation and amortization of property and equipment	13,615	13,927	14,386
Amortization of intangible assets and other	7,395	2,655	3,836
Provision for restructuring costs	944	2,099	2,969
Gain on sale of businesses	(326)	—	(303)

Operating income	56,760	63,345	68,927

Other income (expense):
Interest income (expense)	1,204	(1,840)	(2,592)
Allocated intercompany interest expense	(95,448)	(72,690)	(50,842)
Other, net	(325)	185	(1,233)

Income (loss) from continuing operations before (provision) benefit from income taxes	(37,809)	(11,000)	14,260
(Provision) benefit from income taxes	6,337	(5,284)	(10,190)

Income (loss) from continuing operations	(31,472)	(16,284)	4,070

Discontinued operations, net of tax (including gain on sale of businesses, net of tax, of $62,192, $501 and $38,083 for 2006, 2005 and 2004, respectively)	81,179	35,598	71,202
Cumulative effect of change in accounting principle, net of tax (from the adoption of Statement of Financial Accounting Standard No. 123 (R))	(189)	—	—

Net income	$49,518	$19,314	$75,272

See notes to combined financial statements.

PRIMEDIA ENTHUSIAST MEDIA

Combined Balance Sheets

(dollars in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash	$3,124	$5,691
Accounts receivable, net	85,801	97,172
Inventories	12,115	19,927
Prepaid expenses and other	13,516	11,931
Assets of businesses held for sale	144,805	103,922

Total current assets	259,361	238,643

Property and equipment (net of accumulated depreciation and amortization of $84,691 in 2006 and $74,026 in 2005)	25,910	33,527
Intangible assets, net	161,436	195,072
Goodwill	549,037	651,950
Other non-current assets	7,141	10,385

Total Assets	$1,002,885	$1,129,577

Liabilities and Parent Company Investment
Current liabilities:
Accounts payable	$30,147	$39,129
Accrued expenses and other	46,148	46,249
Deferred revenue	77,572	100,946
Current portion of capital leases	904	1,765
Liabilities of businesses held for sale	32,403	30,821

Total current liabilities	187,174	218,910
Long term portion of capital leases	1,654	2,330
Deferred income taxes	60,031	67,939
Other noncurrent liabilities	45,867	51,894

Total Liabilities	294,726	341,073

Commitments and contingencies (Note 16)

Parent company investment	708,159	788,504

Total Liabilities and Parent Company Investment	$1,002,885	$1,129,577

See notes to combined financial statements.

PRIMEDIA ENTHUSIAST MEDIA

Statements of Combined Cash Flows

(dollars in thousands)

	Years Ended December 31,
	2006	2005	2004
Operating activities:
Net income	$49,518	$19,314	$75,272
Cumulative effect of change in accounting principle, net of tax	189	—	—
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	23,562	21,634	19,611
Gain on sales of businesses	(62,518)	(501)	(38,386)
Deferred income taxes	(7,908)	5,157	13,628
Other, net	1,362	1,461	1,802
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	1,967	(1,343)	16,438
Inventories	5,783	(4,285)	(7,175)
Prepaid expenses and other	(3,989)	4,583	970
Increase (decrease) in:
Accounts payable and accrued expenses	(23,353)	(9,799)	(16,072)
Deferred revenue	7,345	(8,708)	(1,254)
Other non-current liabilities	804	82	(1,113)

Net cash (used in) provided by operating activities	(7,238)	27,595	63,721

Investing activities:
Additions to property, equipment and other	(10,294)	(11,355)	(11,502)
Proceeds from sales of businesses	153,218	5,750	55,868
Payments for businesses acquired, net of cash acquired	(6,604)	(77,525)	(2,245)
Proceeds from sale of other assets	25	25	5

Net cash provided by (used in) investing activities	136,345	(83,105)	42,126

Financing activities:
Changes in parent company investment	(130,137)	56,805	(100,269)
Capital lease payments	(1,537)	(2,017)	(1,921)

Net cash provided by (used in) financing activities	(131,674)	54,788	(102,190)

Increase (decrease) in cash	(2,567)	(722)	3,657
Cash, beginning of year	5,691	6,413	2,756

Cash, end of year	$3,124	$5,691	$6,413

Supplemental information:
Cash interest paid on capital and restructured leases	$1,065	$1,464	$1,932

Cash income taxes paid, net of refunds received	$245	$11	$(48)

Cash paid for restructuring costs	$1,667	$2,876	$3,381

Businesses acquired:
Fair value of assets acquired	$6,267	$112,351	$25
(Liabilities assumed) net of deferred purchase price payments	337	(34,826)	2,220

Payments for businesses acquired, net of cash acquired	$6,604	$77,525	$2,245

Non-cash activities:
Present value of expected future payments related to the acquisition of Automotive.com, Inc.	$—	$23,417	$—

See notes to combined financial statements.

PRIMEDIA ENTHUSIAST MEDIA

Notes to Combined Financial Statements

(dollars in thousands)

1.     Description of Business and Basis of Presentation

PRIMEDIA Enthusiast Media (the “Company” or “PEM”) is a combination of certain legal entities that are indirect wholly-owned subsidiaries of PRIMEDIA Inc. (“PRIMEDIA”). The Company operates in one segment and produces and distributes content through magazines and via the internet to consumers in various niche and enthusiast markets. Trade, Retail, and Consumer events further enhance customer continuity. The legal entities that comprise PEM are PRIMEDIA Holdings III, Inc., PRIMEDIA Enterprises, Enthusiast Media Subscription Co., Inc., PRIMEDIA Leisure Group and Automotive.com, Inc. (the “Companies”).

PRIMEDIA Enthusiast Media Products:

Category	Publications	Websites	Events
Automotive	56	62	51
Recreation	14	19	13
Lifestyles	6	9	1

Total	76	90	65

The combined financial statements include the accounts of the companies. All intra-company accounts and transactions within and between the Companies have been eliminated. All accounts representing payables and receivables between the Companies and other PRIMEDIA companies have been reclassified to parent company investment. The accompanying combined financial statements include allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate level of PRIMEDIA (see Note 17). The Company believes the assumptions and methodologies underlying the allocations of these items from PRIMEDIA are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for management to estimate for all historical periods presented, the actual level of expenses that might have been incurred had the Company been operating as an independent company. Therefore, the Company’s financial condition and results of operations are not necessarily indicative of what it would have achieved as an independent company.

2.     Summary of Significant Accounting Policies

Use of Estimates.  The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk.  Substantially all of the Company’s trade receivables are from subscription and advertising customers located throughout the United States. The Company establishes its credit policies based on an ongoing evaluation of its customers’ credit worthiness and competitive market conditions and establishes its allowance for doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding at December 31, 2006.

Inventories.  Inventories, including purchased articles, are valued at the lower of cost or market, on a first-in, first-out basis.

Property and Equipment.  Property and equipment, net are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment, including the amortization of leasehold improvements, is provided at rates based on the estimated useful lives or lease terms, if shorter, using the straight-line method. Improvements are capitalized, while maintenance and repairs are expensed as incurred.

Goodwill and Other Intangible Assets.  Goodwill and Other Intangible Assets are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill and intangible assets deemed to have an indefinite life are not amortized and are subject to impairment tests, at least annually. The Company does not amortize goodwill and indefinite lived intangible assets (primarily trademarks).

The Company tests goodwill and indefinite lived intangible assets for impairment, and has established October 31 as the annual impairment test date, using a fair value approach. Intangible assets with a finite life will continue to be tested for impairment in accordance with the guidance in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. See Note 8 for further discussion on SFAS No. 142.

Long-Lived Assets.  Whenever significant events or changes occur, such as those affecting general market conditions or pertaining to a specific industry or an asset category, the Company reviews the long-lived assets for impairment. When such factors, events or circumstances indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of undiscounted cash flows over the remaining lives of the assets to measure recoverability. If the estimated cash flows are less than the carrying value of the asset, the loss is measured as the amount by which the carrying value of the asset exceeds fair value.

Income Taxes.  Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires that deferred tax assets and liabilities be recognized using tax rates anticipated to be in effect when temporary differences between the book and tax basis of recorded assets and liabilities reverse. Although the Company has historically been included in PRIMEDIA’s consolidated tax returns, the income tax provision is calculated based on the Company’s stand-alone combined financial statements and tax attributes, and tax accounts are given separate recognition on the balance sheets.

Management has determined that the Company is not likely to realize the income tax benefit of its net deferred tax assets. As a result of the adoption of SFAS No. 142, amortization of tax deductible goodwill and trademarks ceased on January 1, 2002. Therefore, the Company will have deferred tax liabilities that will arise each quarter because the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of the Company’s deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded. The Company continues to record a valuation allowance in excess of its net deferred tax assets to the extent these differences between the book and tax basis of indefinite lived intangible assets are not expected to reverse during the net operating loss carry-forward period.

Stock-Based Compensation.  Certain employees of the Company have been granted stock options to purchase PRIMEDIA common stock. Effective January 1, 2003, the Company adopted SFAS

No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, under the prospective method. Upon adoption, the Company began expensing the fair value of stock-based compensation for all grants, modifications or settlements made on or after January 1, 2003. Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123—revised 2004 (“SFAS No. 123(R)”), “Share-Based Payment”, which replaced SFAS No. 123. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified prospective transition method, under which prior periods are not revised for comparative purposes. The modified prospective transition method requires recognition of compensation expense from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employees awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. See Note 12 for further information.

Revenue Recognition.  The Company recognizes revenue when delivery has occurred, persuasive evidence of an agreement exists, the fee is fixed or determinable and collection is reasonably assured.

Advertising revenues are recognized based on the publications’ on-sale dates, net of provisions for estimated rebates, adjustments and discounts. Online advertising is recognized as advertisements are run. Newsstand sales are recognized as revenue at the on-sale date for all publications, net of provisions for estimated returns. Subscriptions are recorded as deferred revenue when received and recognized as revenue over the term of the subscription. Sales of books and other items are recognized as revenue upon shipment, net of an allowance for returns. In accordance with Emerging Issues Task Force (“EITF”) No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” distribution costs charged to customers are recognized as revenue when the related product is shipped. The Company also derives revenue from various licensing agreements, which grant the licensee rights to use the trademarks and brand names of the Company in connection with the manufacture and sale of certain designated products. Licensing revenue is recognized by the Company pro-rata over the life of the license agreement or as licensed products are sold. Revenues related to trade shows and exhibitions are recognized when the event is held.

Barter Transactions.  The Company trades advertisements in its traditional and online properties in exchange for trade show space and booths, advertising in properties of other companies and distribution related expenses. Revenue and related expenses from barter transactions are recorded at fair value in accordance with Accounting Principles Bulletin (“APB”) No. 29, “Accounting for Nonmonetary Transactions”, EITF No. 93-11, “Accounting for Barter Transactions Involving Barter Credits”, EITF No. 99-17, “Accounting for Advertising Barter Transactions”, and EITF 01-2, “Interpretations of APB No. 29”. Revenue from barter transactions is recognized in accordance with the Company’s revenue recognition policies. Expense from barter transactions is generally recognized as incurred. Revenue from barter transactions was approximately $3,404, $2,146 and $2,445 for the years ended December 31, 2006, 2005 and 2004, respectively, with approximately equal related expense amounts in each year.

Editorial and Product Development Costs.  Editorial costs are generally expensed as incurred, with the exception of purchased articles and illustrations which are expensed when the publication is available for sale. Product development costs include the editorial development, artwork, graphics, photography, and printing for new products which are capitalized as a component of inventory and expensed at the time of sale as cost of goods sold.

Advertising Costs.  Advertising costs are expensed as incurred, except for certain direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that will result in future benefits. Direct-response advertising consists of subscription renewal mailings, magazine subscription insert cards and subscription gift insert promotions. These direct-response adverting costs are capitalized as assets and amortized over the estimated period of future benefit. The amortization period is one year subsequent to the spending for the subscriber acquisition effort (renewal mailing, inclusion of the insertion cards or gift insert promotion). Amortization of direct-response advertising costs is included in marketing and selling expenses on the accompanying statements of combined income. Advertising expense was approximately $10,181, $10,213 and $9,542 for the years ended December 31, 2006, 2005 and 2004, respectively.

Internal-Use Software.  In compliance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company expenses costs incurred in the preliminary project stage and, thereafter, capitalizes costs incurred in the developing or obtaining of internal use software and includes them in property and equipment, net. Certain costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over a period of not more than three years using the straight-line method. In addition, in compliance with SOP 98-1 and EITF No. 00-2, “Accounting for Web Site Development Costs,” direct internal and external costs associated with the development of the features and functionality of the Company’s Web sites incurred during the application and infrastructure development phase have been capitalized, and are included in property and equipment, net on the accompanying balance sheets. Typical capitalized costs include, but are not limited to, acquisition and development of software tools required for the development and operation of the website, acquisition and registration costs for domain names and costs incurred to develop graphics for the website. These capitalized costs are amortized over the estimated useful life of up to three years using the straight-line method. Capitalized software costs are subject to impairment evaluation in accordance with the provisions of SFAS No. 144.

Benefit Plans.  Substantially all of the Company’s employees are eligible to participate in a PRIMEDIA sponsored defined contribution plan. The expense recognized for this plan was $2,111, $1,887 and $2,334 for the years ended December 31, 2006, 2005 and 2004, respectively.

Fair Value of Financial Instruments.  The fair value of the Company’s financial instruments is estimated in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. See Note 15.

Recent Accounting Pronouncements Not Yet Adopted

SFAS No. 157, “Fair Value Measurements”

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not anticipate any material impact on its combined financial statements upon the adoption of this standard.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No 115”

In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 also includes an amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which applies to all entities with available-for-sale and trading securities. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not anticipate any material impact on its combined financial statements upon the adoption of this standard.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, effective for fiscal years beginning after December 15, 2006. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that, in order to be recognized, tax benefits must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company is in the process of assessing the impact of this Interpretation on its combined financial statements.

3.     Divestitures

The Company has classified the results of certain divested entities and entities planned for disposition as of December 31, 2006 as discontinued operations in accordance with SFAS No. 144.

2004

In January 2004, the Company completed the sale of New York magazine, which resulted in proceeds of $55,000, after standard post-closing adjustments. The Company recorded a gain on the sale of New York magazine of approximately $38,000 in discontinued operations for the year ended December 31, 2004. Additionally, the Company finalized a working capital settlement with the purchaser of Seventeen magazine, resulting in a payment to the purchaser of $3,379 in January 2004.

2005

During the third quarter of 2005, the Company discontinued the operations of two magazines, Photographic and Surfer Girl.

During the fourth quarter of 2005, the Company decided to pursue the sales of its Crafts and History groups. In February of 2006, the Company completed the sale of the History group for $17,000, resulting in a net gain of approximately $13,500. In the third quarter of 2006, the Company completed the sale of the Crafts group for $132,000, resulting in a net gain of approximately $45,400 after certain divestiture related expenses and working capital expenses. The net proceeds from these sales are subject to routine post-closing adjustments.

2006

In September of 2006, the Company classified as discontinued operations and completed the sale of the Gems group. The net proceeds from this sale are subject to routine post-closing adjustments.

In the fourth quarter of 2006, the Company announced that it had agreed to sell its Outdoors group, which consisted primarily of its hunting, fishing, and shooting titles, for $170,000 in cash. The transaction was completed in January 2007. The net proceeds from this sale are subject to routine post-closing adjustments. The assets and liabilities of the Outdoors group are included in assets and liabilities of businesses held for sale on the accompanying combined balance sheet as of December 31, 2006.

The operating results of all of the divested entities above have been classified as discontinued operations for all periods presented.

Included in Discontinued Operations

Total revenues, net, and income before provision for income taxes included in discontinued operations for the years ended December 31, 2006, 2005 and 2004 on the accompanying statements of combined income are as follows:

	Year Ended December 31,
	2006		2005	2004
Total revenues, net	$144,770		$185,452	$183,592

Income before provision for income taxes.	$27,555	(1)	$35,067	$37,390

(1)	The previously reported amount of $37,363 has been revised. This revision had no impact on the statements of combined income.

Income before provision for income taxes above excludes gains on sale of businesses. The gains on sales of businesses, net of tax, were approximately $62,200, $500 and $38,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Held for Sale

The assets and liabilities of businesses which the Company had initiated plans to sell, but had not sold, as of December 31, 2006 and 2005, have been classified as held for sale on the accompanying combined balance sheets. As of December 31, 2006, this represents the assets and liabilities of the Outdoors group. As of December 31, 2005, this represents the assets and liabilities of the Crafts and History groups.

	December 31, 2006	December 31, 2005
ASSETS
Accounts receivable, net	$10,428	$10,720
Inventories	963	798
Prepaid expenses and other	2,453	1,185
Property and equipment, net	2,999	412
Intangible assets	20,288	5,148
Goodwill	105,238	83,859
Other non-current assets	2,436	1,800

Assets of businesses held for sale	$144,805	$103,922

LIABILITIES
Accounts payable	$4,718	$3,929
Accrued expenses and other	1,582	649
Deferred revenues—current	26,103	26,243

Liabilities of businesses held for sale	$32,403	$30,821

Businesses with assets and liabilities classified as held for sale at December 31, 2005 were sold during 2006. In January 2007, the Company completed the sale of its Outdoors group (see Note 18).

4.     Acquisitions

Acquisition of Automotive.com

Allocation of Purchase Price

On November 15, 2005, PRIMEDIA purchased 80% of the stock of Automotive.com, Inc. (“Automotive.com”), an automotive lead generation business serving new car buyers, which has proven expertise in car sales lead generation, search engine marketing, search engine optimization and a technology platform that can drive increased traffic and ultimately monetize that traffic into high quality lead generation. To obtain full advantage from this acquisition, the Company contributed the assets associated with its 55 automotive Internet sites to Automotive.com, creating new revenue opportunities for its portfolio of established automotive brands. As automakers divert marketing dollars to the Internet and as auto dealers seek increased car sale leads, the combination of Automotive.com with the auto Internet sites contributed by the Company provides a platform for maximizing advertising and lead generation revenues across all those sites.

The total estimated purchase price of Automotive.com was $92,099, comprised of $68,400 in cash, net of cash acquired, $23,417 representing the present value of expected future payments to be made to acquire the remaining shares of Automotive.com and $282 of acquisition costs.

The following is a summary of the purchase price, as well as the allocation of the purchase price to the fair value of the net assets acquired at November 15, 2005:

Cash paid (net of cash acquired)	$68,400
Present value of expected future payments	23,417
Direct acquisition costs	282

Total purchase price	92,099
Less: Fair value of net tangible assets acquired	7,158
Plus: Liabilities assumed	8,094

Total purchase price	93,035
Allocated to identifiable intangible assets	30,689

Goodwill	$62,346

Tangible assets acquired and liabilities assumed consisted of the following:

Accounts receivable, net	$4,170
Other current assets	2,266
Property and equipment	722

Total tangible assets acquired	$7,158

Accounts payable	$1,202
Accrued expenses	6,892

Total liabilities assumed	$8,094

Intangible assets acquired consisted of the following:

	Fair Value at purchase date	Weighted-Average Amortization Period
Customer relationships	$21,300	11 years
Advertiser lists	110	4 years
Domain names	1,700	15 years
License	6,800	2 years
Software development	779	3 years

Total	$30,689	9 years

None of the goodwill resulting from the purchase of Automotive.com is expected to be deductible for tax purposes.

Additional Payments

Under the provisions of the Automotive.com Stockholders Agreement, PRIMEDIA must make quarterly payments (the “Additional Payments”) to the minority shareholders of Automotive.com, as defined in the Automotive.com Stockholders Agreement. The additional payments are paid within 45 days of the end of each calendar quarter commencing with the quarter ended December 31, 2005 and ending within 45 days of the quarter ending December 31, 2008, or December 31, 2009, if the forward agreement (see discussion below) is extended by the minority shareholders. The additional payments are recognized when the related contingency is resolved and the consideration is paid or becomes payable. The pro rata share of the additional payments made to Automotive.com’s Chief Executive Officer (“CEO”) will be recorded as compensation expense to the Company due to the nature of his ongoing relationship with Automotive.com. The remaining pro rata share of the Additional Payments to be made to the other minority shareholders will be recorded as an adjustment to the purchase price of Automotive.com.

For the year ended December 31, 2006, the Company recorded $1,198 of compensation expense, and $3,465 as an increase to goodwill, for the Additional Payments relating to the minority shareholders.

Forward Agreement

In addition, PRIMEDIA and the minority shareholders entered into a forward agreement through which PRIMEDIA will purchase the remaining 20% of Automotive.com’s stock within a short period of time after the 2008 audit date, or if the forward agreement is extended, the 2009 audit date (early 2010). The settlement price of the forward agreement is based on a measure of Automotive.com’s earnings in the fiscal year prior to settlement.

For accounting purposes, the forward agreement has been bifurcated into the components relating to the CEO of Automotive.com and the other minority shareholders. The initial recognition of the liability, as of January 1, 2006, totaling $330, was recorded as a portion of the cumulative effect of change in accounting principle (due to the adoption of SFAS No. 123(R)). The liability measured on December 31, 2006 was $2,663, resulting in a charge to compensation expense of $2,333 for the year ended December 31, 2006.

The component of the forward agreement relating to the other minority shareholders was recorded as a liability at fair value as of the transaction date and an adjustment to the purchase price. On December 31, 2006, the fair value of this liability was $21,228, resulting in a net reduction to interest expense of $2,452 for the year ended December 31, 2006. At December 31, 2005, the fair value of this liability was $23,681. The change in the fair value of the liability from the date of acquisition resulted in a charge to interest expense of $264 for the year ended December 31, 2005.

Pro Forma Information

The following unaudited pro forma information is presented assuming the acquisition of Automotive.com had been completed as of the beginning of the periods presented. In management’s opinion, all pro forma adjustments necessary to reflect the material effects of this transaction have been made. The pro forma information does not purport to present what the actual results of operations would have been had the acquisition of Automotive.com occurred on such dates, nor to project the results of operations for any future period.

	2005	2004
Total revenue	$528,514	$543,264
Income (loss) from continuing operations	$(25,356)	$1,501
Net income	$10,242	$72,703

Other Acquisitions

In addition to the acquisition listed above, the Company acquired the net assets of certain other smaller businesses for cash of $6,604 and $9,125 in 2006 and 2005, respectively. The results of operations of all of these acquisitions did not have a material impact on the Company’s results of operations for the year ended December 31, 2006 or 2005, nor were the operations of these acquisitions material during 2006 or 2005 prior to their acquisition.

5.     Accounts Receivable, Net

Accounts receivable, net, consisted of the following:

	December 31,
	2006	2005
Accounts receivable	$93,967	$106,586
Less: Allowance for doubtful accounts	(6,031)	(6,353)
Less: Allowance for rebates and returns	(2,135)	(3,061)

	$85,801	$97,172

6.     Inventory

Inventory consisted of the following:

	December 31,
	2006	2005
Raw materials	$10,053	$17,112
Work in process	79	125
Finished goods	1,983	2,690

	$12,115	$19,927

7.     Property and Equipment, Net

Property and equipment, net, consisted of the following:

	December 31,
	2006 Useful Lives (years)	2006		2005
Land	—	$—		$334
Buildings and improvements	31.5	19,855	(1)	20,354
Furniture and fixtures	7	8,974		8,643
Machinery and equipment	3-10	14,725		14,873
Computers and internal use software	3-5	67,047	(1)	63,349

		110,601		107,553
Less: Accumulated depreciation and amortization		(84,691)		(74,026)

		$25,910		$33,527

(1)   The previously reported amounts of $26,451 for buildings and improvements and $60,451 for computers and internal use software have been revised. This revision had no impact on the total balance of property and equipment, net.

Included in property and equipment are assets which were acquired under capital leases in the amount of $13,458 and $13,745 with accumulated amortization of $11,165 and $9,683 at December 31, 2006 and 2005, respectively (see Note 16).

8.     Goodwill and Intangible Assets

SFAS No. 142 requires companies to assess goodwill and indefinite lived intangible assets for impairment at least annually. The Company established October 31 as the annual impairment test date and accordingly evaluated its goodwill and trademarks. Any impairment identified is recorded in operating income. The Company’s impairment testing under SFAS No. 142 did not result in any impairments for any of the periods presented.

In addition to the annual impairment test, an assessment is also required whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company’s SFAS No. 142 valuations utilized both an income and market valuation approach and contain reasonable and supportable assumptions and projections and reflect management’s best estimate of projected future cash flows. The Company’s discounted cash flow valuation used a range of discount rates that represented the Company’s weighted-average cost of capital and included an evaluation of other companies in its industry. The assumptions utilized by the Company in these evaluations are consistent with those utilized in the Company’s annual planning process. If the assumptions and estimates underlying these goodwill and trademark impairment evaluations are not achieved, the amount of the impairment could be adversely affected. Future impairment tests will be performed at least annually (as of October 31) in conjunction with the Company’s annual budgeting and forecasting process, with any impairment classified as an operating expense.

Changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2005	$688,911
Inter-company transfers	3,805
Goodwill acquired related to acquisition of businesses	62,331
Goodwill written off related to the sale of businesses	(19,238)
Goodwill allocated to assets held for sale	(83,859)

Balance as of December 31, 2005	651,950
Goodwill acquired related to acquisition of businesses	6,265
Goodwill written off related to the sale of businesses	(3,940)
Goodwill allocated to assets held for sale	(105,238)

Balance as of December 31, 2006	$549,037

Intangible assets subject to amortization consist of the following:

	December 31,
		2006(1)			2005(1)
	Weighted average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Amortization Accumulated	Net
Membership, subscriber and customer lists	9	$93,977	$71,383	$22,594	$112,429	$86,691	$25,738
Other	6	28,883	21,681	7,202	83,077	71,316	11,761

Total	8	$122,860	$93,064	$29,796	$195,506	$158,007	$37,499

(1)   Excluding intangible assets classified as assets held for sale (see Note 3).

Intangible assets not subject to amortization had a carrying value of $131,640 and $157,573 at December 31, 2006, and 2005, respectively (excluding intangible assets classified as assets held for sale), and consisted of trademarks. At December 31, 2006, estimated future amortization expense of other intangible assets subject to amortization is as follows: $7,000, $4,000, $3,000, $3,000 and $2,000 for each of the years ending December 31, 2007, 2008, 2009, 2010, and 2011, respectively.

9.              Other Non-current assets

Other non-current assets consisted of the following:

	December 31,
	2006	2005
Direct response advertising costs, net	$5,522	$8,195
Other	1,619	2,190

	$7,141	$10,385

Direct response advertising costs are net of accumulated amortization of $5,051 and $7,906 at December 31, 2006 and 2005, respectively.

10.    Accrued Expenses and Other

Accrued expenses and other consisted of the following:

	December 31,
	2006	2005
Payroll, commissions and related employee benefits	$11,971	$12,646
Retail display allowances	8,263	10,337
Circulation costs	5,090	5,404
Taxes	3,916	4,043
Accrued inventory	3,577	4,550
Divestiture reserves	3,391	1,979
Deferred purchase price	2,664	1,651
Acquisition reserves	1,321	1,420
Unclaimed property reserves	1,732	1,601
Restructuring reserves	1,010	964
Other	3,213	1,654

	$46,148	$46,249

11.    Income Taxes

The legal entities of PEM are included in PRIMEDIA’s consolidated federal income tax return. The Company has computed its income tax provision using the separate return approach. Under the separate return approach, current and deferred income tax expense or benefit is determined by applying the requirements of SFAS No. 109 as if that group were filing a separate tax return. The Company’s net operating loss carryforwards, as disclosed in this report, may not be reflective of what the Company historically contributed to PRIMEDIA’s consolidated federal income tax return or what would have been allocated to the Company under the federal consolidated return regulations. This is due to various factors, including group accounting and the consolidated return regulations governing allocation of consolidated net operating losses to members of a consolidated group.

At December 31, 2006 and 2005, the Company had recorded an aggregate tax benefit for net operating loss carryforwards for federal and state income tax purposes of $7,355 and $29,041,

respectively. The federal net operating loss carryforwards were fully utilized as of December 31, 2006. The remaining carryforward amount as of December 31, 2006, is attributable to state net operating losses from various jurisdictions with various expiration periods.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss carryforwards. The tax effects of significant items comprising the Company’s deferred income taxes are as follows:

	December 31,
	2006			2005
	Federal	State	Total	Federal	State	Total
Deferred income tax assets:
Difference between book and tax basis of accrued expenses and other	$13,588	$1,923	$15,511	$14,206	$2,177	$16,383
Difference between book and tax basis of other intangible assets	27,010	3,823	30,833	47,882	7,165	55,047
Difference between book and tax basis of property and equipment	4,593	650	5,243	3,048	467	3,515
Operating loss carryforwards(1)	—	7,355	7,355	19,555	9,486	29,041

Total	$45,191	$13,751	$58,942	$84,691	$19,295	$103,986

Deferred income tax liabilities:
Difference between book and tax basis of indefinite lived intangible assets	$52,326	$7,705	$60,031	$58,314	$9,625	$67,939

Total	52,326	7,705	60,031	58,314	9,625	67,939
Net deferred income tax assets (liabilities)	(7,135)	6,046	(1,089)	26,377	9,670	36,047
Less: Valuation allowance(1)	(45,191)	(13,751)	(58,942)	(84,691)	(19,295)	(103,986)

Net	$(52,326)	$(7,705)	$(60,031)	$(58,314)	$(9,625)	$(67,939)

(1)

The previously reported amounts of state and total operating loss carryforwards of $63 as of December 31, 2006 and $2,413 and $21,968, respectively, as of December 31, 2005 have been revised. This revision had no net impact on the total net balance of deferred income taxes.

The components of the income tax provision (benefit) are as follows:

	Years Ended December 31,
	2006	2005	2004
Current:
Federal	$10,488	$—	$—
State and local	9,467	96	750

Total current provision	19,955	96	750

Deferred:
Federal	33,512	8,096	28,136
State and local	3,843	1,287	4,830

Total deferred provision	37,355	9,383	32,966
Change in valuation allowance	(45,263)	(4,226)	(19,338)

Total deferred provision (benefit)	(7,908)	5,157	13,628

Total income tax provision	$12,047	$5,253	$14,378

The provision for income taxes is included in the Company’s statements of combined income as follows:

	Years Ended December 31,
	2006	2005	2004
Continuing operations	$(6,337)	$5,284	$10,190
Discontinued operations	18,384	(31)	4,188

Total provision for income taxes	$12,047	$5,253	$14,378

A reconciliation of the income tax expected at the U.S. federal statutory income tax rate of 35% to the income taxes provided on the loss before income taxes is set forth below:

	Years Ended December 31,
	2006	2005	2004
Tax benefit at federal statutory rate	$21,614	$8,598	$31,378
State/Local taxes, net of federal impact	8,652	899	3,627
Change in valuation allowance	(45,263)	(4,226)	(19,338)
Permanent goodwill	27,442	(428)	(2,055)
Non-deductible expenses and other, net	(398)	410	766

Provision for income taxes	$12,047	$5,253	$14,378

Management has determined that the Company is not likely to realize the income tax benefit of its net deferred tax assets. Therefore, the Company has recorded a valuation allowance equal to its total net definite-lived deferred tax assets. Since the adoption of SFAS No. 142 in 2002, the Company has monitored the expected reversal of the difference between book and tax basis in indefinite-lived intangible assets and to the extent it has been determined that such differences will not reverse during the same period of its existing definite-lived deferred tax assets, the Company has recorded a deferred tax liability.

With the adoption of SFAS No. 142, the Company no longer amortizes the book basis of the indefinite-lived intangibles but has continued to amortize these intangibles for tax purposes. For 2006, 2005 and 2004, the Company recorded a deferred income tax provision (benefit) of $(7,908), $5,157 and $13,628, respectively, related to the change in the Company’s net deferred tax liability for the tax effect of the net increase or decrease in the difference between the book and tax basis in the indefinite-lived intangible assets.

A portion of the Company’s valuation allowance at December 31, 2006 may relate to net deferred tax assets which were recorded in the accounting for various acquisitions. PRIMEDIA has not historically tracked such amounts on a separate company basis. The recognition of any such portion of valuation allowance in future years would be allocated to reduce the excess of purchase price over the net assets acquired and the other non-current intangible assets.

PRIMEDIA’s tax returns are subject to examination by the applicable taxing authorities. The Company believes adequate provision for all outstanding issues has been made for all open years and that, as of December 31, 2006, the accrual for income taxes payable is sufficient to cover any expected liabilities arising from any such examination.

12.       Share-Based Compensation Plans

The Company does not have any compensation plans under which it grants stock awards to employees. On behalf of the Company, PRIMEDIA grants to certain officers and other key employees of the Company PRIMEDIA options to purchase shares of PRIMEDIA common stock. A portion of PRIMEDIA’s stock-based compensation expense, relating specifically to Company employees, is allocated to the Company and recorded in other general expenses and parent company investment.

The PRIMEDIA Inc. 1992 Stock Purchase and Option Plan, as amended (the “Stock Option Plan”), authorizes sales of shares of common stock and grants of incentive awards in the form of, among other things, stock options to key employees and other persons with a unique relationship with PRIMEDIA.

Stock options are granted with exercise prices at or above quoted market value at time of issuance. Most of the options are exercisable at the rate of 20%-33% per year commencing on the effective date of the grant. Options granted pursuant to the Stock Option Plan will expire no later than ten years from the date the option was granted. The grant date fair value is calculated using the Black-Scholes pricing model.

Summary of Impact of SFAS No. 123(R)

Under the fair value recognition provisions of SFAS No. 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected to adopt SFAS No. 123(R) using the modified prospective method, under which prior periods are not revised for comparative purposes. The modified prospective transition method requires recognition of compensation expense from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employees awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date.

Upon adoption of SFAS No. 123(R), the Company recorded an increase to net income of $141 as a portion of the cumulative effect of change in accounting principle due to SFAS No. 123(R)’s requirement to apply an estimated forfeiture rate to unvested awards (previously the Company recognized forfeitures when they occurred) and a reduction to net income of $330 as a portion of the cumulative effect of change in accounting principle as described in Note 4.

Pro Forma Disclosure for the Year Ended December 31, 2005 and 2004

Pro forma information regarding net income is required by SFAS No. 123(R), and has been determined as if PRIMEDIA had accounted for its employee stock options granted on or before December 31, 2002 under the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes pricing model with assumptions noted in the Stock Options section below.

	Year Ended December 31,
	2005	2004
Reported net income	$19,314	$75,272
Add: stock-based employee compensation expense related to stock options held by Company employees, included in reported net income	421	504
Deduct: total stock-based employee compensation expense related to stock options held by Company employees, determined under fair value based method for all awards	(558)	(935)

Pro forma net income	$19,177	$74,841

Fair Value Calculations by Award

Stock Options

The fair value of each option award was estimated at the date of grant using the Black-Scholes pricing model under the assumptions noted in the following table. Where certain inputs to the Black-Scholes model varied throughout the period, the ranges utilized for those assumptions are disclosed. Expected volatilities are based on historical volatilities of PRIMEDIA common stock. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived from the historical exercise behavior of employees and represents the period of time that options granted are expected to be outstanding. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005	2004
Expected volatility	63.63%	72.31%–75.30%	80.14%–89.00%
Weighted-average volatility	63.63%	72.51%	83.97%
Expected dividends	—	—	—
Expected term (in years)	3	3	3
Risk-free rate	4.95%	3.63%–3.96%	2.19%–3.25%

The Black-Scholes pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. PRIMEDIA’s employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate of its employee stock options.

A summary of the Company’s stock options award activity relevant to Company employees as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding at January 1, 2006	955,867	$5.57
Granted	4,000	$1.89
Expired	(133,300)	$7.34
Forfeited	(37,833)	$3.01

Outstanding at December 31, 2006	788,734	$5.38	3

Vested or expected to vest at December 31, 2006	743,423	$5.48	3

Exercisable at December 31, 2006	684,678	$5.47	3

The weighted-average fair value per option for options granted during the year ended December 31, 2006 was $1.10. No options were exercised or settled in cash during the year ended December 31, 2006.

The Company’s policy for attributing the value of graded vested share-based compensation awards is on a straight-line basis over the requisite service period for the entire award. As of December 31, 2006, there was $118 of total unrecognized compensation cost related to unvested stock options. The cost is expected to be recognized over a weighted average period of 1 year.

Employee Stock Purchase Plan (“ESPP”)

During March 2000, PRIMEDIA approved and implemented the PRIMEDIA Employee Stock Purchase Plan. Employees of the Company participate in the PRIMEDIA ESPP and expenses related to the Company’s employees have been allocated to the Company. The ESPP is intended to encourage long-term investment in PRIMEDIA and to assist eligible employees of PRIMEDIA and its eligible subsidiaries to purchase common stock of PRIMEDIA through payroll deductions at a discount. The ESPP permits full-time or part-time employees who customarily work at least 20 hours per week and five months per year to purchase shares of PRIMEDIA’s common stock at 90% of the closing stock price on the last day of the offering period. ESPP charges allocated to the Company during 2005 and 2004 were $39 and $101, respectively.

Effective January 1, 2006, PRIMEDIA’s ESPP was amended to provide that the purchase price of shares through the ESPP is 95% of the closing stock price on the last day of the offering period. Due to the amendment, the ESPP became non-compensatory under SFAS No. 123(R) and thus no charge was recorded during the year ended December 31, 2006.

Non-Cash Compensation

	Year Ended December 31,
	2006	2005	2004
Nonvested shares	$9	$47	$132
Share Based Compensation (SFAS No. 123(R) and SFAS No. 123)(1)	230	377	453

Total	$239	$424	$585

(1)                        Excludes non-cash compensation reclassified as discontinued operations of $23, $44 and $51 for the years ended December 31, 2006, 2005 and 2004.

13.  Provision for Restructuring Costs

In 2006, the Company began new cost reduction initiatives to streamline operations, reduce layers of management and consolidate real estate.

Details of the new initiatives implemented and the payments made related to both the new and previously implemented plans during the years ended December 31, 2006 and 2005 are presented in the following tables:

	Liability as of January 1, 2006	Net Provision for the Year Ended December 31, 2006	Payments During the Year Ended December 31, 2006	Liability as of December 31, 2006
Severance and closures:
Employee-related termination costs	$245	$931	$(935)	$241
Termination of leases related to office closures	2,266	13	(732)	1,547

Total severance and closures	$2,511	$944	$(1,667)	$1,788

	Liability as of January 1, 2005	Net Provision for the Year Ended December 31, 2005	Payments During the Year Ended December 31, 2005	Liability as of December 31, 2005
Severance and closures:
Employee-related termination costs	$446	$1,428	$(1,629)	$245
Termination of leases related to office closures	2,682	671	(1,087)	2,266

Total severance and closures	$3,128	$2,099	$(2,716)	$2,511

The remaining liability related to real estate lease commitments for space that the Company no longer occupies, is expected to be paid through 2009. The employee-related termination costs are expected to be paid through 2007. To reduce the lease related costs, the Company has pursued subleases of its available office space. These leases have been recorded at their net present value amounts and are net of sublease income amounts. The Company evaluates the appropriateness of its reserves on a quarterly basis.

As a result of the implementation of this new plan, the Company has terminated a total of 25 individuals.

Liabilities of $1,010 and $964 representing the current portion of the provision for restructuring costs are included in accrued expenses and other on the combined balance sheets as of December 31, 2006 and December 31, 2005, respectively. Liabilities of $778 and $1,547 representing the non-current portion of the provision for restructuring costs are included in other non-current liabilities on the combined balance sheets as of December 31, 2006 and 2005, respectively.

14.    Unclaimed Property Liability

Based on an initial assessment of its unclaimed property liability, the Company believed that it may have had unclaimed property that should have been remitted to one or more states under their respective escheatment requirements. The property in question related primarily to unused advertising credits and outstanding accounts payable checks. The Company had an estimated unclaimed property liability of $1,732 and $1,601 recorded at December 31, 2006 and 2005, respectively. The Company continues to negotiate settlements under voluntary disclosure agreements with the relevant states, the most significant of which was settled in October 2005, with no additional provision required.

15.    Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” and SFAS No. 157, “Fair Value Measurements”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,
	2006		2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Deferred Purchase Price Liabilities	$33,681	$36,850	$32,867	$36,114

For instruments including cash, accounts receivable, accounts payable and accrued expenses, the carrying amount approximates fair value because of the short maturity of these instruments.

16.    Commitments and Contingencies

Commitments.    Total rent expense under operating leases was $9,810, $9,508 and $9,898 for the years ended December 31, 2006, 2005 and 2004, respectively. Certain leases are subject to escalation clauses and certain leases contain renewal options. The leases primarily relate to real estate and equipment. There were no minimum noncancelable sublease rentals as of December 31, 2006. The following annual rental commitments include an aggregate of $1,547 which has been reserved for as part of the provision for restructuring costs (see Note 13). Minimum rental commitments under noncancelable operating leases are as follows:

Years Ending December 31,
2007	$8,982
2008	8,265
2009	6,450
2010	1,467
2011	1,021
Thereafter	1,575

$27,760

Future rental commitment for the above leases was not reduced by minimum non-cancelable sublease income aggregating $4,347 as of December 31, 2006.

Future minimum lease payments under capital leases (see Note 7) are as follows:

Year Ending December 31,
2007	$1,046
2008	642
2009	511
2010	453
2011	227
Thereafter	—

2,879
Less: Amounts representing interest (at rates ranging from 7% to 8%)	321

Present value of minimum lease payment and other	2,558
Less: Current portion	904

Long-term portion of capital leases	$1,654

Contingencies.    The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse effect on the combined financial statements of the Company.

17.    Related Party Transactions

The Company’s combined balance sheets include the investment of its parent company, which relates to the Company’s cumulative losses, allocations of PRIMEDIA’s corporate management fees, net transfers of cash under a centralized cash management system, intercompany taxes payable and receivable, and allocations of PRIMEDIA’s debt and interest and amortization of deferred financing costs related to PRIMEDIA’s debt. PRIMEDIA’s borrowings under its credit facilities and senior notes are guaranteed by the Company.

Specifically, the Company’s statements of combined income include overhead expenses allocated to the Company from PRIMEDIA consisting of shared overhead for services and administrative functions including, but not limited to, executive management costs, salaries and fringe benefits for certain legal, financial, information technology and human resources personnel and third party costs. Overhead costs were allocated based on a variety of statistical measures. Management believes that these allocations were made on a reasonable basis. These allocations may not reflect the actual access to financial resources and actual expenses which the Company might have incurred as a stand-alone operation. For the years ended December 31, 2006, 2005 and 2004, the Company has recorded allocated overhead expenses of $8,199, $8,522 and $8,322, respectively, in other general expenses, and $19,123, $17,708 and $19,530, respectively, in corporate management fees.

The activity in the parent company investment account is as follows:

	Year Ended December 31,
	2006	2005
Balance, beginning of year	$788,504	$707,084
Net income	49,518	19,314
Parent company transfers	(129,863)	62,106

Balance, end of year	$708,159	$788,504

PRIMEDIA does not assess interest on outstanding intercompany balances and its allocated shares subject to mandatory redemption. PRIMEDIA assesses interest to the Company on its allocated PRIMEDIA debt, which was $981,188 and $1,084,484 as of December 31, 2006 and 2005, respectively. Intercompany interest related to the allocated debt was $92,400, $68,605 and $49,369 for the years ended December 31, 2006, 2005 and 2004, respectively.

Intercompany revenue was $443 and $42 during the years ended December 2005 and 2004.

18.            Subsequent Events

Sale of Outdoors

In the first quarter of 2007, the Company completed the sale of its Outdoors group, which consisted primarily of its hunting, fishing and shooting titles, for $170,000 in cash.

Acquisition of Modified

In the first quarter of 2007, the Company acquired Modified Automotive Group, publisher of Modified Magazine, Modified Luxury & Exotics Magazine, Modified Mustangs Magazine, and their related event partnerships and websites for $15,000 in cash.

Sale of PEM

On February 9, 2007, PRIMEDIA announced that its Board of Directors had authorized it to explore the sale of PEM. In May 2007, PRIMEDIA entered into an agreement to sell PEM for $1,177,900 to Source Interlink Companies, Inc. The sale is expected to be completed during the third quarter of 2007.

* * * * * *

PRIMEDIA Enthusiast Media

Unaudited Condensed Combined Financial Statements
As of March 31, 2007 and for the Three Months Ended March 31, 2007 and 2006

PRIMEDIA ENTHUSIAST MEDIA

Condensed Statements of Combined Operations (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Revenues, net:
Advertising	$68,178	$68,007
Circulation	38,921	39,602
Other	21,558	19,150

Total revenues, net	128,657	126,759

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation and amortization of property and equipment)	34,996	36,387
Marketing and selling	17,847	18,381
Distribution, circulation and fulfillment	19,207	20,592
Editorial	13,160	12,354
Other general expenses (including non-cash compensation of $19 and $64 for 2007 and 2006, respectively)	19,842	20,967
Corporate management fees	5,485	4,467
Depreciation and amortization of property and equipment	3,234	3,310
Amortization of intangible assets and other	1,688	1,843
Provision for restructuring costs	408	254

Operating income	12,790	8,204

Other income (expense):
Interest (expense) income	(979)	679
Allocated intercompany interest expense	(21,142)	(23,390)
Other, net	32	32

Loss from continuing operations before (provision) benefit from income taxes	(9,299)	(14,475)
(Provision) benefit from income taxes	(4,060)	4,316

Loss from continuing operations	(13,359)	(10,159)

Discontinued operations, net of tax (including gain on sale of businesses, net of tax, of $12,693 and $13,707 for 2007 and 2006, respectively)	8,115	10,536
Cumulative effect of change in accounting principle, net of tax (from the adoption of Statement of Financial Accounting Standard No. 123 (R))	—	(189)

Net (loss) income	$(5,244)	$188

See notes to condensed combined financial statements (unaudited).

PRIMEDIA ENTHUSIAST MEDIA

Condensed Combined Balance Sheets (Unaudited)

(dollars in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash	$5,048	$3,124
Accounts receivable, net	91,277	85,801
Inventories	11,210	12,115
Prepaid expenses and other	14,624	13,516
Assets of businesses held for sale	—	144,805

Total current assets	122,159	259,361

Property and equipment (net of accumulated depreciation and amortization of $87,830 in 2007 and $84,691 in 2006)	25,179	25,910
Intangible assets, net	159,780	161,436
Goodwill	569,827	549,037
Other non-current assets	5,521	7,141

Total Assets	$882,466	$1,002,885

Liabilities and Parent Company Investment
Current liabilities:
Accounts payable	$30,559	$30,147
Accrued expenses and other	54,987	46,148
Deferred revenue	81,155	77,572
Current portion of capital leases	797	904
Liabilities of businesses held for sale	—	32,403

Total current liabilities	167,498	187,174

Long term portion of capital leases	1,500	1,654
Deferred income taxes	63,271	60,031
Other non-current liabilities	45,254	45,867

Total Liabilities	277,523	294,726

Commitments and contingencies (Note 12)

Parent company investment	604,943	708,159

Total Liabilities and Parent Company Investment	$882,466	$1,002,885

See notes to condensed combined financial statements (unaudited).

PRIMEDIA ENTHUSIAST MEDIA

Condensed Statements of Combined Cash Flows (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Operating activities:

Net (loss) income	$(5,244)	$188
Cumulative effect of change in accounting principle, net of tax	—	189
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,922	5,561
Gain on sales of businesses	(12,693)	(13,707)
Accretion of acquisition obligation and other	896	(730)
Deferred income taxes	3,240	2,274
Other net	667	643
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(5,610)	(6,406)
Inventories	920	(2,372)
Prepaid expenses and other	(711)	(1,977)
Increase (decrease) in:
Accounts payable and accrued expenses	(40,735)	7,732
Deferred revenue	5,244	12,660
Other non-current liabilities	(1,820)	(369)

Net cash (used in) provided by operating activities	(50,924)	3,686

Investing activities:

Additions to property, equipment and other	(2,674)	(1,630)
Proceeds from sales of businesses	170,000	17,000
Payments for businesses acquired, net of cash acquired	(16,435)	(273)
Proceeds from sale of other assets	68	60

Net cash provided by investing activities	150,959	15,157

Financing activities:

Changes in parent company investment	(97,839)	(19,583)
Capital lease payments	(272)	(501)

Net cash used in financing activities	(98,111)	(20,084)

Increase (decrease) in cash	1,924	(1,241)
Cash, beginning of period	3,124	5,691

Cash, end of period	$5,048	$4,450

Supplemental information:

Cash interest paid on capital and restructured leases	$83	$320

Cash income taxes paid, net of refunds received	$4,179	$96

Cash paid for restructuring costs	$359	$329

Businesses acquired:
Fair value of assets acquired	$20,308	$73
(Liabilities assumed) net of deferred purchase price payments	(3,873)	200

Payments for businesses acquired, net of cash acquired	$16,435	$273

See notes to condensed combined financial statements (unaudited).

PRIMEDIA ENTHUSIAST MEDIA

Notes to Condensed Combined Financial Statements (Unaudited)

(dollars in thousands)

1.              Description of Business and Basis of Presentation

PRIMEDIA Enthusiast Media (the “Company” or “PEM”) is a combination of certain legal entities that are indirect wholly-owned subsidiaries of PRIMEDIA Inc. (“PRIMEDIA”). The Company operates in one segment and produces and distributes content through magazines and via the Internet to consumers in various niche and enthusiast markets. Trade, Retail, and Consumer events further enhance customer continuity. The legal entities that comprise PEM are PRIMEDIA Holdings III, Inc., PRIMEDIA Enterprises, Enthusiast Media Subscription Co., Inc., PRIMEDIA Leisure Group and Automotive.com, Inc. (the “Companies”).

PRIMEDIA Enthusiast Media Products:

Category	Publications	Websites	Events
Automotive	60	68	53
Recreation	14	19	13
Lifestyles	6	9	1

Total	80	96	67

The condensed combined financial statements include the accounts of the companies. All intra-company accounts and transactions within and between the Companies have been eliminated. All accounts representing payables and receivables between the Companies and other PRIMEDIA companies have been reclassified to parent company investment. The accompanying condensed combined financial statements include allocations of certain assets, liabilities and expenses relating to shared services and administrative functions incurred at the corporate level of PRIMEDIA (see Note 13). The Company believes the assumptions and methodologies underlying the allocations of these items from PRIMEDIA are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for management to estimate for all historical periods presented, the actual level of expenses that might have been incurred had the Company been operating as an independent company. Therefore, the Company’s financial condition and results of operations are not necessarily indicative of what it would have achieved as an independent company.

In the opinion of the Company’s management, the condensed combined financial statements present fairly the combined financial position of the Company as of March 31, 2007 and December 31, 2006, the results of combined operations of the Company for the three months ended March 31, 2007 and 2006 and combined cash flows of the Company for the three months ended March 31, 2007 and 2006. The adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The condensed combined balance sheet as of December 31, 2006 has been derived from the Company’s audited combined balance sheet included in the Company’s combined financial statements for the year ended December 31, 2006. These statements should be read in conjunction with the Company’s annual combined financial statements and related notes for the year ended December 31, 2006, which are included elsewhere in this information statement. The operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for a full year.

2.              Recent Accounting Pronouncements Adopted

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), effective for fiscal years beginning after December 15, 2006. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for income Taxes” (“SFAS No. 109”). This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that, in order to be recognized, tax benefits must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption should be accounted for as a cumulative-effect adjustment recorded to the beginning balance of parent company investment. (See Note 10).

EITF 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”

In June 2006, the FASB ratified a consensus on the Emerging Issues Task Force (“EITF”) Issue No. 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”, related to the classification of certain sales, value added and excise taxes within the income statement. The EITF reached a tentative conclusion that the presentation of taxes on either a gross (included in revenues and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed. The Company records taxes collected from customers and remitted to governmental authorities on a net basis.

3.              Divestitures

The Company has classified the results of certain divested entities and entities planned for disposition as of March 31, 2007 as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).

In the fourth quarter of 2005, the Company decided to pursue the sales of its Crafts and History groups. In February of 2006, the Company completed the sale of the History group for $17,000, resulting in net gain of $13,707. In the third quarter of 2006, the Company completed the sale of the Crafts group.

In the fourth quarter of 2006, the Company announced that it had agreed to sell its Outdoors group, which consists primarily of its hunting, fishing, and shooting titles, for $170,000 in cash. The transaction was completed in January 2007 and the Company recorded a gain of $12,864, net of tax. The net proceeds from this sale are subject to routine post-closing adjustments. The assets and liabilities of the Outdoors group are included in assets and liabilities of businesses held for sale on the accompanying condensed combined balance sheet as of December 31, 2006.

The operating results of these operations have been classified as discontinued operations for all periods presented.

Total revenues, net, and income before provision for income taxes included in discontinued operations on the accompanying condensed statements of combined operations are as follows:

	Three Months Ended March 31,
	2007	2006
Total revenues, net	$6,938	$37,258
Income before provision for income taxes	$1,303	$3,496

Income before provision for income taxes above excludes gains on sale of businesses.

The gains on sales of businesses, net of tax, were $12,693 and $13,707 for the three months ended March 31, 2007 and 2006, respectively.

Held for Sale

The assets and liabilities of businesses which the Company has initiated plans to sell, but had not sold, as of December 31, 2006, have been classified as held for sale on the accompanying condensed combined balance sheet. As of December 31, 2006, this represents the assets and liabilities of the Outdoors group. There were no businesses held for sale as of March 31, 2007 as the Company completed the sale of its Outdoors group in January 2007.

4.    Acquisitions

Acquisition of Modified Automotive Group

In January of 2007, the Company acquired Modified Automotive Group, publisher of Modified Magazine, Modified Luxury & Exotics Magazine, Modified Mustangs Magazine, and their related event partnerships and websites, for approximately $15,000 in cash. The Company has not yet completed its purchase price allocation and in the interim has classified the intangible assets primarily to goodwill. The results of this acquisition did not have a material impact on the Company’s results of operations for the three months ended March 31, 2007.

Other Acquisitions

In the first quarter of 2007, the Company also acquired a small business within the automotive events industry.

5.    Automotive.com

Automotive.com

On November 15, 2005, PRIMEDIA purchased 80% of the stock of Automotive.com, Inc. (“Automotive.com”), an automotive lead generation business serving new car buyers, which has proven expertise in car sales lead generation, search engine marketing, search engine optimization and a technology platform that can drive increased traffic and ultimately monetize that traffic into high quality lead generation. To obtain full advantage from this acquisition, the Company contributed the assets associated with its 55 automotive Internet sites to Automotive.com, creating new revenue opportunities for its portfolio of established automotive brands. As automakers divert marketing dollars to the Internet and as auto dealers seek increased car sale leads, the combination of Automotive.com with the auto Internet sites contributed by the Company provides a platform for maximizing advertising and lead generation revenues across all those sites.

Additional Payments

Under the provisions of the Automotive.com Stockholders Agreement, the Company must make quarterly payments (the “Additional Payments”) to the minority shareholders of Automotive.com, as defined in the Automotive.com Stockholders Agreement. The additional payments are paid within 45 days of the end of each calendar quarter commencing with the quarter ended December 31, 2005 and ending within 45 days of the quarter ending December 31, 2008, or December 31, 2009, if the forward agreement (see discussion below) is extended by the minority shareholders. The additional payments are recognized when the related contingency is resolved and the consideration is paid or becomes payable. The pro rata share of the additional payments made to Automotive.com’s Chief Executive Officer (“CEO”) will be recorded as compensation expense to the Company due to the nature of his ongoing relationship with Automotive.com. The remaining pro rata share of the Additional Payments to be made to the other minority shareholders will be recorded as an adjustment to the purchase price of Automotive.com.

For the three months ended March 31, 2007, the Company recorded $270 of compensation expense, and $478 as an increase to goodwill, for the Additional Payments relating to the minority shareholders.

Forward Agreement

In addition, PRIMEDIA and the minority shareholders entered into a forward agreement through which PRIMEDIA will purchase the remaining 20% of Automotive.com’s stock within a short period of time after the 2008 audit date, or if the forward agreement is extended, the 2009 audit date (early 2010). The settlement price of the forward agreement is based on a measure of Automotive.com’s earnings in the fiscal year prior to settlement.

For accounting purposes, the forward agreement has been bifurcated into the components relating to the CEO of Automotive.com and the other minority shareholders. The initial recognition of the liability, as of January 1, 2006, totaling $330, was recorded as a portion of the cumulative effect of change in accounting principle (due to the adoption of SFAS No. 123-revised 2004, “Share-Based Payment”). Due to the fair value measurement of the liability, the Company recorded a charge to compensation expense of $675 and $619 for the three months ended March 31, 2007 and 2006, respectively.

The component of the forward agreement relating to the other minority shareholders was recorded as a liability at fair value as of the transaction date and an adjustment to the purchase price. Due to the fair value measurement of the liability, the Company recorded a charge to interest expense of $544 for the three months ended March 31, 2007, and a reduction to interest expense of $982 for the three months ended March 31, 2006.

6.    Accounts Receivable, Net

Accounts receivable, net, consisted of the following:

	March 31, 2007	December 31, 2006

Accounts receivable	$98,484	$93,967
Less: Allowance for doubtful accounts	(5,561)	(6,031)
Less: Allowance for rebates and returns	(1,646)	(2,135)

	$91,277	$85,801

7.    Inventory

Inventory consisted of the following:

	March 31, 2007	December 31, 2006

Raw materials	$8,753	$10,053
Work in process	32	79
Finished goods	2,425	1,983

	$11,210	$12,115

8.    Goodwill and Intangible Assets

SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”), requires companies to assess goodwill and indefinite lived intangible assets for impairment at least annually. The Company established October 31 as the annual impairment test date and accordingly evaluated its goodwill and trademarks. Intangible assets with a finite life will be tested for impairment in accordance with the guidance in SFAS No. 144. Any impairment identified is recorded in operating income. The Company’s impairment testing under SFAS No. 142 did not result in any impairments for any of the periods presented.

In addition to the annual impairment test, an assessment is also required whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company’s SFAS No. 142 valuations utilized both an income and market valuation approach and contain reasonable and supportable assumptions and projections and reflect management’s best estimate of projected future cash flows. The Company’s discounted cash flow valuation used a range of discount rates that represented the Company’s weighted-average cost of capital and included an evaluation of other companies in its industry. The assumptions utilized by the Company in these evaluations are consistent with those utilized in the Company’s annual planning process. If the assumptions and estimates underlying these goodwill and trademark impairment evaluations are not achieved, the amount of the impairment could be adversely affected. Future impairment tests will be performed at least annually (as of October 31) in conjunction with the Company’s annual budgeting and forecasting process, with any impairment classified as an operating expense.

Changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2007	$549,037
Purchase price adjustments for valuation reports	4,190
Goodwill acquired related to acquisition of businesses	16,600

Balance as of March 31, 2007	$569,827

Intangible assets subject to amortization consist of the following:

		March 31, 2007			December 31, 2006(1)
	Weighted average amortization period (years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Membership, subscriber and customer lists	9	$93,977	$72,072	$21,905	$93,977	$71,383	$22,594
Other	6	28,915	22,680	6,235	28,883	21,681	7,202

Total	8	$122,892	$94,752	$28,140	$122,860	$93,064	$29,796

(1)           Excluding intangible assets classified as assets held for sale (see Note 3).

Intangible assets not subject to amortization had a carrying value of $131,640 at March 31, 2007 and December 31, 2006 (excluding intangible assets classified as assets held for sale), and consisted of trademarks. At March 31, 2007, estimated future amortization expense of other intangible assets subject to amortization is as follows: approximately $5,000 for the remainder of 2007 and approximately $4,000, $3,000, $3,000, $2,000 and $2,000 for each of the years ending December 31, 2008, 2009, 2010, 2011, and 2012, respectively.

9.    Accrued Expenses and Other

Accrued expenses and other consisted of the following:

	March 31, 2007	December 31, 2006

Payroll, commissions and related employee benefits	$18,097	$11,971
Retail display allowances	8,185	8,263
Circulation costs	4,677	5,090
Taxes	4,030	3,916
Accrued inventory	4,809	3,577
Divestiture reserves	3,500	3,391
Deferred purchase price	4,619	2,664
Acquisition reserves	1,292	1,321
Unclaimed property reserves	1,727	1,732
Restructuring reserves	1,260	1,010
Other	2,791	3,213

	$54,987	$46,148

10.    Income Taxes

The legal entities of PEM are included in PRIMEDIA’s consolidated federal income tax return (the “Consolidated Group”). The Company has computed its income tax provision using the separate return approach. Under the separate return approach, current and deferred income tax expense or benefit is determined by applying the requirements of SFAS No. 109 as if that group was filing a separate tax return. Certain tax attributes of the Company may not be reflective of what the Company historically contributed to the Consolidated Group or what would have been allocated to the Company under the federal consolidated return regulations. This is due to various factors, including group accounting and the consolidated return regulations governing allocation of consolidated net operating losses to members of a consolidated group.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized a liability for unrecognized tax benefits, interest and penalties of $83,070 which was accounted for as a decrease to the January 1, 2007 balance of parent company investment. The total amount of unrecognized tax benefits as of January 1, 2007 was $71,178. Substantially all of this amount would, if recognized, have an effect on the effective income tax rate. In addition to the unrecognized tax benefits, the Company had $12,939 of interest and penalties accrued as of January 1, 2007.

The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits in the provision for income taxes.

The Company and its subsidiaries are part of the Consolidated Group which files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions, and the Company is routinely under audit by many different tax authorities. Management believes that its accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors, including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. As a result of the Consolidated Group’s net operating loss carryforwards, the Consolidated Group is subject to federal examination for all years since 1992.

It is possible that federal, state and local tax examinations will be settled during the next twelve months. If any of these settlements do occur within the next twelve months, the Company would make any necessary adjustments to the liability for unrecognized tax benefits. Until formal resolutions are reached between the Company and the tax authorities, the determination of a possible audit settlement range with respect to the impact on uncertain tax benefits is not practicable. On the basis of present information, it is the opinion of the Company’s management that any assessments resulting from the current examinations will not have a material adverse effect on the Company’s combined financial statements. The statute of limitations in select jurisdictions is expected to expire within the next twelve months and may result in a decrease of unrecognized tax benefits and accrued interest of $11,119.

During the first quarter of 2007, the Company’s liability for unrecognized tax benefits increased by $5,867, all of which would affect the effective tax rate if recognized. An additional $666 of interest was accrued in the first quarter of 2007.

11.    Provision for Restructuring Costs

In 2006, the Company began new cost reduction initiatives to streamline operations, reduce layers of management and consolidate real estate.

Details of the new initiatives implemented and the payments made related to both the new and previously implemented plans during the three months ended March 31, 2007 and 2006 are presented in the following tables:

	Liability as of January 1, 2007	Net Provision for the Three Months Ended March 31, 2007	Payments during the Three Months Ended March 31, 2007	Liability as of March 31, 2007

Employee-related termination costs	$241	$442	$(206)	$477
Termination of leases related to office closures	1,547	(34)	(153)	1,360

Total	$1,788	$408	$(359)	$1,837

	Liability as of January 1, 2006	Net Provision for the Three Months Ended March 31, 2006	Payments during the Three Months Ended March 31, 2006	Liability as of March 31, 2006

Employee-related termination costs	$245	$280	$(181)	$344
Termination of leases related to office closures	2,266	(26)	(148)	2,092

Total	$2,511	$254	$(329)	$2,436

The remaining liability related to real estate lease commitments for space that the Company no longer occupies is expected to be paid through 2009. The employee-related termination costs are expected to be paid through 2007. To reduce the lease related costs, the Company has pursued subleases of its available office space. These leases have been recorded at their net present value amounts and are net of sublease income amounts. The Company evaluates the appropriateness of its reserves on a quarterly basis.

As a result of the implementation of this new plan, the Company has terminated a total of 40 individuals.

Liabilities of $1,260 and $1,010 representing the current portion of the provision for restructuring costs are included in accrued expenses and other on the condensed combined balance sheets as of March 31, 2007 and December 31, 2006, respectively. Liabilities of $577 and $778 representing the non-current portion of the provision for restructuring costs are included in other non-current liabilities on the condensed combined balance sheets as of March 31, 2007 and December 31, 2006, respectively.

12.    Commitments and Contingencies

The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse effect on the condensed combined financial statements of the Company.

13.    Related Party Transactions

The Company’s condensed combined balance sheets include the investment of its parent company, which relates to the Company’s cumulative losses, allocations of PRIMEDIA’s corporate management fees, net transfers of cash under a centralized cash management system, intercompany taxes payable and receivable, and allocations of PRIMEDIA’s debt and interest and amortization of deferred financing costs related to PRIMEDIA’s debt. PRIMEDIA’s borrowings under its credit facilities and senior notes are guaranteed by the Company.

Specifically, the Company’s condensed statements of combined operations include overhead expenses allocated to the Company from PRIMEDIA consisting of shared overhead for services and administrative functions including, but not limited to, executive management costs, salaries and fringe benefits for certain legal, financial, information technology and human resources personnel and third party costs. Overhead costs were allocated based on a variety of statistical measures. Management believes that these allocations were made on a reasonable basis. These allocations may not reflect the actual access to financial resources and actual expenses which the Company might have incurred as a stand-alone operation. For the three months ended March 31, 2007 and 2006, the Company has recorded allocated overhead expenses of $1,639 and $2,155, respectively, in other general expenses, and $5,485 and $4,467, respectively, in corporate management fees.

The activity in the parent company investment account is as follows:

	Three Months Ended March 31,
	2007	2006
Balance, beginning of period	$708,159	$788,504
Cumulative effect of FIN 48 adoption	(83,070)	—
Net (loss) income	(5,244)	188
Parent company transfers	(14,902)	(19,629)

Balance, end of period	$604,943	$769,063

PRIMEDIA does not assess interest on outstanding intercompany balances. PRIMEDIA assesses interest to the Company on its allocated PRIMEDIA debt, which was $978,702 and $981,188 as of March 31, 2007 and December 31, 2006, respectively. Intercompany interest related to the allocated debt was $21,142 and $23,390 for the three months ended March 31, 2007 and 2006, respectively.

14.    Subsequent Events

Sale of PEM

On February 9, 2007, PRIMEDIA announced that its Board of Directors had authorized it to explore the sale of PEM. In May 2007, PRIMEDIA entered into an agreement to sell PEM for $1,177,900 to Source Interlink Companies, Inc. The sale is expected to be completed during the third quarter of 2007.

*    *    *    *    *    *

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 The following unaudited pro forma condensed combined financial statements with respect to Source Interlink are based on our historical consolidated financial statements. Set forth below are the following unaudited pro forma condensed combined financial statements:

•             The unaudited pro forma condensed combined balance sheet as of April 30, 2007, assuming the business combination between Source Interlink and Enthusiast Media occurred on April 30, 2007 and combining the April 30, 2007 historical balance sheet for Source Interlink and the March 31, 2007 historical balance sheet for Enthusiast Media; and

•             The unaudited pro forma condensed combined statement of operations for the year ended January 31, 2007, assuming the business combination between Source Interlink and Enthusiast Media occurred as of February 1, 2006 and combining the January 31, 2007 historical statement of operations for Source Interlink and the December 31, 2006 historical statement of operations for Enthusiast Media.

•             The unaudited pro forma condensed combined statement of operations for the three months ended April 30, 2007, assuming the business combination between Source Interlink and Enthusiast Media occurred as of February 1, 2006 and combining the April 30, 2007 historical statement of operations for Source Interlink and the March 31, 2007 historical statement of operations for Enthusiast Media.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe are reasonable and do not purport to represent our financial condition or our results of operations had the business combination occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

The acquisition and related transactions will be treated as a purchase business combination for accounting purposes, and Enthusiast Media’s assets acquired and liabilities assumed will be recorded at their fair value.

The allocations of the purchase price to Enthusiast Media’s assets, including intangible assets, and liabilities are only preliminary allocations based on estimates of fair values and will change when actual fair values are determined. Among the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	Historical Source Interlink April 30, 2007	Historical Enthusiast Media March 31, 2007	Pro-Forma Adjustments		Pro-Forma Source Interlink Companies

ASSETS
Current assets:
Cash	$14,514	$5,048	$12,140	(d)	$31,702
Accounts receivable, net	92,608	91,277	(860	)(f)	183,025
Purchased claims receivable	12,668	—	—		12,668
Inventories	257,500	11,210	—		268,710
Income tax receivable	9,316	—	—		9,316
Deferred tax asset	29,809	—	—		29,809
Other	8,080	14,624	41	(d)	22,745

Total current assets	424,495	122,159	11,321		557,975

Property, plants and equipment	94,116	113,009	(80,461	)(b)	126,664
Less accumulated depreciation and amortization	(29,532)	(87,830)	87,830	(b)	(29,532)

Net property, plants and equipment	64,584	25,179	7,369	(b)	97,132

Other assets:
Goodwill	396,330	569,827	(569,827	)(c1)	1,002,547
			606,217	(c6)
Intangible assets, net	115,960	159,780	(159,780	)(c2)	736,960
			621,000	(c7)
Other	17,249	5,521	(1,313	)(e)	55,648
			34,191	(e)

Total other assets	529,539	735,128	530,488		1,795,155

Total assets	$1,018,618	$882,466	$549,178		$2,450,262

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARENT COMPANY INVESTMENT
Current liabilities:
Accounts payable	$312,508	$30,559	$(860	)(f)	$342,207
Accrued expenses	68,434	54,987	—		123,421
Deferred revenue	2,612	81,155	(18,055	)(c3)	65,712
Current portion of obligations under capital leases	1,033	797	—		1,830
Current maturities of debt	8,930	—	8,800	(d)	17,730

Total current liabilities	393,517	167,498	(10,115)		550,900

Deferred tax liability	32,470	63,271	(63,271	)(c4)	32,470
Obligations under capital leases	860	1,500	—		2,360
Debt, less current maturities	143,766	—	(107,380	)(d)	1,372,586
			1,336,200	(d)
Other	5,233	45,254	—		50,487

Total liabilities	575,846	277,523	1,155,434		2,008,803

Stockholder’s equity and parent company investment:
Contributed capital:
Preferred stock, $0.01 par (2,000 shares authorized; none issued)	—	—	—		—
Common stock, $0.01 par (100,000 shares authorized; 52,224 shares issued)	522	—	—		522
Additional paid-in capital	475,541	—	—		475,541

Total contributed capital	476,063	—	—		476,063
Accumulated deficit	(35,938)	—	(1,313	)(e)	(37,251)
Accumulated other comprehensive income:
Foreign currency translation	2,647	—	—		2,647
Parent company investment	—	604,943	(604,943	)(c5)	—

Total stockholders’ equity and parent company investment	442,772	604,943	(606,256)		441,459

Total liabilities and stockholders’ equity and parent company investment	$1,018,618	$882,466	$549,178		$2,450,262

See notes to unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(a) Certain reclassifications have been made to the historical presentation of Source Interlink and Enthusiast Media to conform to the presentation used in the unaudited pro forma condensed combined balance sheet.

(b) To adjust the estimated value of net property, plant and equipment acquired to its estimated fair market value. The estimated increase in the fair value is approximately $7.4 million. The allocation of the increase in book value included in these pro forma condensed combined financial statements is as follows (in thousands):

Increase
(Decrease) in
Asset Class	Value

Equipment, furniture and fixtures	$4,207
Capital leases	2,236
Capitalized software and labor	3,704
Other	(2,778)

Total	$7,369

(c) In connection with the business combination, Source Interlink paid to Consumer Source, Inc., a wholly owned subsidiary of Primedia, Inc. $1.2 billion in cash funded by issuance of debt, see Note (d). The purchase price is subject to adjustment based upon the working capital balances acquired at transaction closing.

Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to Enthusiast Media’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the business combination. The preliminary estimated consideration is as follows. The estimated consideration is preliminarily allocated as follows (in thousands):

Description	Note Reference	Amount

Enthusiast Media historical book value	(c5)	$604,943
Elimination of Enthusiast Media historical goodwill	(c1)	(569,827)
Elimination of Enthusiast Media historical intangible assets, net	(c2)	(159,780)
Estimate of adjustment to fair value property and equipment	(b )	7,369
Estimate of adjustment to fair value identifiable intangible assets	(c7)	621,000
Estimate of adjustment to deferred revenue	(c3)	18,055
Elimination of Enthusiast Media historical deferred taxes	(c4)	63,271
Estimate of adjustment to goodwill	(c6)	606,217

Total consideration allocated		$1,191,248

We have not completed a final assessment of the fair values of assets and liabilities of Enthusiast Media and the related business integration plans. The assessment will not be completed until the full review of the assets has been completed. We expect that the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, identifiable intangible assets (some of which will have indefinite lives) and liabilities, including the establishment of any potential liabilities associated with business integration plans. Accordingly, to the extent such assessments indicate that the fair value of the assets and liabilities differ from their net book values, such differences would be allocated to those assets and liabilities. For purposes of the allocation above, we have allocated $621.0 million to identifiable intangible assets, the majority allocated to indefinite life intangibles such as trade names. The preliminary allocation included in these pro forma financial statements is as follows (in thousands):

Preliminary Allocation

		Estimated
	Increase in	Remaining
Asset Class	Value	Useful Life

Trade names	$350,500	Indefinate
Trade names	500	5.0
Subscriber relationships	1,100	1.5
Subscriber lists	4,500	5.0
Print advertiser relationships	162,000	10.0
Online advertiser relationships	6,000	5.0
Distribution customer relationships	10,000	10.0
Online customer relationships	59,000	20.0
Event sponsor and exhibitor relationships	6,300	15.7
Media content	20,700	10.0
Other	400	3.0

(d)  In connection with the business combination, Source Interlink refinanced its existing revolving credit facility and issued a term loan B and a bridge facility. The sources and uses of the cash received and paid in connection with the business combination are as follows (in thousands):

Description	Amount

Sources of cash:
Borrowings on Term Loan B	$880,000
Borrowings on Bridge Facility	465,000

Total sources of cash	1,345,000

Uses of cash:
Purchase of Enthusiast Media	(1,177,900)
Repayment of Source Interlink existing Revolving Credit Facility, including accrued interest	(107,380)
Payment of deposit for losses to Wells Fargo Foothill	(41)
Payment of transaction related fees to Yucaipa	(12,738)
Payment of Term Loan B and Bridge Facility related fees	(30,166)
Payment of Revolving Credit Facility related fees	(4,025)
Payment of transaction related fees to unrelated parties	(610)

Total uses of cash	(1,332,860)

Net cash received from issuance of debt	$12,140

(e)  In connection with the business combination, Source Interlink refinanced its existing revolving credit agreement. As a result, it will record an entry to write off the remaining deferred financing fees associated with this facility of $1.3 million. Concurrent with the business combination, Source Interlink paid an additional $34.2 million in deferred financing fees associated with the issuance of its new revolving credit facility, term loan B and bridge facility.

(f)  Source Interlink and Enthusiast Media had a pre-existing contractual relationship for distribution of Enthusiast Media’s products internationally. This adjustment eliminates the accounts receivable balance from Source Interlink and the accounts payable balance to Enthusiast Media of $0.9 million at April 30, 2007.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended January 31, 2007

(in thousands)

	Historical Source Interlink Twelve Months Ended January 31, 2007	Historical Enthusiast Media Twelve Months Ended December 31, 2006	Pro-Forma Adjustments		Pro-Forma Source Interlink Companies Twelve Months Ended January 31, 2007

Revenues, net:
Distribution	$1,781,276	$—	$—		$1,781,276
Advertising	—	292,629	—		292,629
Circulation	—	163,722	(38,253	)(a), (b)	125,469
Manufacturing	32,670	—	—		32,670
Claiming and Information	14,707	—	—		14,707
Other	—	68,439	—		68,439

Total revenues, net	1,828,653	524,790	(38,253)		2,315,190
Cost of goods sold	1,445,924	149,182	(27,983	)(a)	1,567,123

Gross profit	382,729	375,608	(10,270)		748,067
Distribution, circulation and fulfillment	177,953	81,648	—		259,601
Editorial	—	50,144	—		50,144
Selling, general and administrative expenses	161,434	165,428	—		326,862
Depreciation and amortization	25,360	21,010	37,208	(d)	83,578
Impairment of goodwill and intangible assets	32,742	—	—		32,742
Integration and relocation expense	3,664	—	—		3,664
Disposal of land, building and equipment, net	950	(326)	—		624
Provision for restructuring costs	—	944	—		944

Operating (loss) income	(19,374)	56,760	(47,478)		(10,092)

Other income (expense):
Interest expense	(12,724)	—	(128,481	)(e)	(141,205)
Allocated intercompany interest expense	—	(95,448)	95,448	(c)	—
Interest income	193	1,204	—		1,397
Other income (expense):	(130)	(325)	—		(455)

Total other expense	(12,661)	(94,569)	(33,033)		(140,263)

Income (loss) from continuing operations, before income taxes	(32,035)	(37,809)	(80,511)		(150,355)
Income tax benefit	(6,068)	(6,337)	(40,991	)(f)	(53,396)

Loss of continuing operations	$(25,967)	$(31,472)	$(39,520)		$(96,959)

Loss per share from continuing operations - Basic	$(0.50)				$(1.87)
Loss per share from continuing operations - Diluted	$(0.50)				$(1.87)

WAVG shares outstanding - Basic	51,838				51,838
WAVG shares outstanding - Diluted	51,838				51,838

See notes to unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended April 30, 2007

(in thousands)

	Historical Source Interlink Three Months Ended April 30, 2007	Historicalm Enthusiast Media Three Months Ended March 31, 2007	Pro-Forma Adjustments		Pro-Forma Source Interlink Companies Three Months Ended April 30, 2007

Revenues, net:
Distribution	$464,751	$—	$—		$464,751
Advertising	—	68,178	—		68,178
Circulation	—	38,921	(9,083	)(a), (b)	29,838
Manufacturing	7,154	—	—		7,154
Claiming and Information	3,500	—	—		3,500
Other	—	21,558	—		21,558

Total revenues, net	475,405	128,657	(9,083)		594,979
Cost of goods sold	375,911	34,996	(6,516	)(a)	404,391

Gross profit	99,494	93,661	(2,567)		190,588
Distribution, circulation and fulfillment	41,734	19,207	—		60,941
Editorial	—	13,160	—		13,160
Selling, general and administrative expenses	42,112	43,174	—		85,286
Depreciation and amortization	6,836	4,922	9,375	(d)	21,133
Provision for restructuring costs	—	408	—		408

Operating income	8,812	12,790	(11,942)		9,660

Other income (expense):
Interest expense	(3,567)	(979)	(31,275	)(e)	(35,821)
Allocated intercompany interest expense	—	(21,142)	21,142	c	—
Interest income	41	—	—		41
Other income (expense):	71	32	—		103

Total other expense	(3,455)	(22,089)	(10,133)		(35,677)

Income (loss) from continuing operations, before income taxes	5,357	(9,299)	(22,075)		(26,017)
Income tax expense (benefit)	2,143	4,060	(16,610	)(f)	(10,407)

Income (loss) from continuing operations	$3,214	$(13,359)	$(5,465)		$(15,610)

Earnings (loss) per share from continuing operations - Basic	$0.06				$(0.30)
Earnings (loss) per share from continuing operations - Diluted	$0.06				$(0.30)

WAVG shares outstanding - Basic	52,153				52,153
WAVG shares outstanding - Diluted	52,632				52,153

See notes to unaudited pro forma condensed combined statements of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF OPERATIONS

For the year ended January 31, 2007 and the three months ended April 30, 2007

(a)  To eliminate the sales and cost of goods sold associated with the sale of Enthusiast Media magazines to Source Interlink Companies for distribution. The elimination reduces revenues and cost of goods sold by approximately $6.5 million and $28.0 million for the three months ended April 30, 2007 and the twelve months ended January 31, 2007, respectively.

(b)  To reduce Enthusiast Media’s revenues based upon the fair value of deferred revenue on the assumed acquisition date. The reduction in revenues is approximately $2.6 million and $10.3 million for the three months ended April 30, 2007 and the twelve months ended January 31, 2007, respectively.

(c)  To remove interest expense formerly allocated to Enthusiast Media by its former parent company of $21.1 million and $95.4 million, respectively.

(d)  To increase depreciation and amortization based upon the preliminary fair value of property, plants and equipment and amortizable intangible assets on the assumed respective acquisition dates. The increase in depreciation and amortization is approximately $9.4 million and $37.2 million for the three months ended April 30, 2007 and the twelve months ended January 31, 2007, respectively.

(e)  To increase interest expense related to borrowings on Source Interlink’s new Term Loan B and Bridge Facility as a result of the business combination based upon prevailing interest rates on the date of the business combination. The increase in interest is approximately $31.3 million and $128.5 million for the three months ended April 30, 2007 and the twelve months ended January 31, 2007, respectively.

(f)  To account for the tax effects of the above adjustments (a) through (e) at the assumed effective tax rate of 40% and to adjust Enthusiast Media’s effective tax rate to 40%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 17, 2007	SOURCE INTERLINK COMPANIES, INC.

	By:	/s/ Marc Fierman
Marc Fierman
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.75                     Consent of Deloitte & Touche LLP